UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PokerTek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

POKERTEK, INC.
1150 CREWS ROAD, SUITE F
MATTHEWS, NORTH CAROLINA 28105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 22, 2010

We hereby give notice that the Annual Meeting of Shareholders of PokerTek, Inc. will be held on June 22, 2010, at 2:00 p.m. local time, at PokerTek’s headquarters, 1150 Crews Road, Suite F, Matthews, North Carolina, for the following purposes:

(1)	To elect five directors;

(2)	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)	To approve an amendment to PokerTek’s Restated Articles of Incorporation to effect a Reverse Stock Split; and

(4)	To transact such other business as may properly come before the meeting.

Under North Carolina law, only shareholders of record at the close of business on the record date, which is May 3, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.

Your vote is important. Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and return it promptly in the enclosed postage-paid envelope or vote by using the telephone or Internet as soon as possible. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

May 19, 2010	James T. Crawford
President and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 22, 2010.

The Proxy Statement and Annual Report are available at: www.shareholdermaterial.com/ptek

POKERTEK, INC.
1150 CREWS ROAD, SUITE F
MATTHEWS, NORTH CAROLINA 28105

PROXY STATEMENT

INFORMATION CONCERNING THE ANNUAL MEETING

Mailing and Solicitation. Proxies are being solicited on behalf of the Board of Directors of PokerTek, Inc. This Proxy Statement and accompanying form of proxy card will be sent to shareholders entitled to vote at the Annual Meeting on or about May 19, 2010. The cost of the solicitation of proxies will be paid by the Company. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by officers and other employees of the Company. The Company will reimburse banks and nominees for their expenses in forwarding proxy materials to the Company’s beneficial owners.

Annual Report on Form 10-K. A copy of the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission has been mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting.

Proxies. Whether or not you plan to attend the Annual Meeting, the Company requests that you date and execute the enclosed proxy card and return it in the postage-paid return envelope, or use the telephone or internet to submit your proxy. Telephone and internet instructions are provided on the proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded.

If your shares are registered in the name of a bank, broker, or other nominee, follow the proxy instructions on the form you receive from the nominee. The availability of telephone and internet proxy will depend on the nominee’s proxy processes. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”) where the beneficial owner has not given voting instructions. Effective July 1, 2009, the NYSE amended its rule regarding discretionary voting by brokers on uncontested elections of directors such that any investor who does not instruct the investor’s broker on how to vote in an election of directors will cause the broker to be unable to vote that investor’s shares on an election of directors. Previously, the broker could exercise its own discretion in determining how to vote the investor’s shares even when the investor did not instruct the broker on how to vote. Accordingly, with respect to the election of Directors (see Proposal 1) and the approval of the reverse stock split (see Proposal 3), a broker is not entitled to vote the shares of Company common stock unless the beneficial owner has given instructions. With respect to the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm (see Proposal 2), a broker will have discretionary authority to vote the shares of Company common stock if the beneficial owner has not given instructions.

Revocation of Proxies. The proxy may be revoked by the shareholder at any time before a vote is taken by notifying the Corporate Secretary of the Company in writing at the Company’s address given above; by executing a new proxy bearing a later date or by submitting a new proxy by telephone or internet; or by attending the Annual Meeting and voting in person.

Voting in Accordance with Instructions. The shares represented by your properly completed proxy will be voted in accordance with your instructions marked on it. If you properly sign, date, and deliver to us your proxy but you mark no instructions on it, the shares represented by your proxy will be voted for the election as Directors of the nominees proposed (see Proposal 1), for the ratification of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for 2010 (see Proposal 2), and for the approval of the reverse stock split (see Proposal 3). The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting, but if other matters are properly brought before the Annual Meeting, shares represented by properly completed proxies received by mail, telephone, or the internet will be voted in accordance with the judgment of the persons named as proxies.

Quorum. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting.

Required Vote. A plurality of the Common Stock present in person or represented by proxy at the Annual Meeting will elect as Directors the nominees proposed (see Proposal 1). The ratification of McGladrey & Pullen as the Company’s independent registered public accounting firm for 2010 (see Proposal 2) and the approval of the reverse stock split (see Proposal 3) each requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

Record Date. The close of business on May 3, 2010 has been fixed as the record date of the Annual Meeting, and only shareholders of record at that time will be entitled to vote. As of May 3, 2010, there were 14,617,180 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held.

No Dissenters’ Rights. Under the North Carolina Business Corporation Act, shareholders are not entitled to dissenters’ rights with respect to the matters to be voted on at the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

General Information

Under our amended and restated bylaws, the Board of Directors consists of five to nine members, as determined by the Board or the shareholders from time to time. As of the date hereof, the Board of Directors consists of five members. Directors are elected annually to serve for one-year terms and until their successors are duly elected and qualified or until their prior death, resignation, removal or disqualification or until there is a decrease in the number of directors. The five nominees named below have been recommended by our Nominating and Governance Committee and approved by the Board to be presented as nominees to serve on the Board. All nominees presently serve as a director and each director is standing for re-election. There are no family relationships among any of our directors or officers. We intend that the agents named in the accompanying proxy card will vote properly returned proxies to elect the five nominees listed below as directors, unless the authority to vote is withheld. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Nominating and Governance Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Nominating and Governance Committee and approved by the Board of Directors.

Information Regarding Nominees

The names of the nominees for election to the Board, their principal occupations and certain other information follow:

Lyle A. Berman, age 68, has served as the Chairman of our Board of Directors since January 2005. Mr. Berman also currently serves as Chairman and Chief Executive Officer of Lakes Entertainment, Inc., a publicly-held company that develops and manages Native American-owned casinos, a position he has held since January 1999. Mr. Berman served as Executive Chairman of WPT Enterprises, Inc. until November 2009. Prior to serving as WPT’s Executive Chairman, he served as WPT’s Chairman of the Board from WPT’s inception in March 2002 until April 2005 and also served as Chief Executive Officer of WPT from February 2004 until April 2005. Previously, Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. Mr. Berman received a B.S. degree in Business Administration from the University of Minnesota.

James T. Crawford, age 49, has served in an executive officer capacity and as a member of our Board of Directors since our inception in August 2003 and currently serves as our President and Secretary. From 1998 to 2004, Mr. Crawford owned and managed FastSigns franchises in Charlotte, North Carolina.

Joseph J. Lahti, age 49, has served as a member of our Board of Directors since February 2006. Mr. Lahti served as President, Chief Executive Officer and Chairman of the Board of Shuffle Master, Inc., a gaming supply company for the casino industry, from 1993 to 2002. He currently is active as both a shareholder and member of the boards and executive committees of several privately held companies in industries ranging from software, manufacturing, asset management (equities) and real estate development. He also served on the board of Zomax Incorporated, a publicly traded outsourcing service company, from May 2004 through May 2006. Mr. Lahti received a B.A. degree in economics from Harvard University.

Arthur L. Lomax, age 53, has served as a member of our Board of Directors since our inception in August 2003. From our inception until July 2005, Mr. Lomax also served as our Treasurer. In 2002, he founded Carolina Classical School in Tryon, North Carolina where he served as Headmaster since its founding through August 2007. From 1994 to 2002, Mr. Lomax worked at Dell Computer Corporation and concluded his career there as Area Vice President of Sales within Dell’s Enterprise Customer Group. Mr. Lomax received a B.S. in Business Administration from University of North Carolina at Chapel Hill.

Gehrig H. White, age 47, served as our Chief Executive Officer from August 2003 until September 2007 when he became Vice-Chairman of the Board of Directors. In July 2002, Mr. White retired from Network Appliance, Inc., a provider of enterprise network storage and data management solutions, with the intention of identifying a business that he may acquire or establish. From July 2001 to July 2002, Mr. White served as an account executive for Network Appliance, Inc. From 1994 to 2001, Mr. White was a National Account Executive at Dell Inc. Mr. White received a B.S. degree in Computer Science from North Carolina State University and a Masters in Business Administration from Queens College.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES LISTED ABOVE.

Information Regarding Executive Officers

Executive officers are appointed to serve at the discretion of the Board. These individuals are referred to collectively as our “named executive officers.”

Mark D. Roberson, age 45, has been serving as our Chief Executive Officer since February 22, 2010 and has served as our Chief Financial Officer and Treasurer since October 2007. He was our Acting Chief Executive Officer from May 29, 2009 through February 22, 2010. He started his career in public accounting and was part of the team that opened the current PricewaterhouseCoopers office in Greensboro, North Carolina. Mr. Roberson also served in various financial leadership roles with LifeStyle Furnishings International, a manufacturer and distributor of home furnishings with annual revenues of $2 billion. He was a member of the management team that led the purchase of LifeStyle from Masco Corporation as well as the successful sale of the company six years later. He also obtained extensive corporate finance and operations experience with Baker & Taylor, Krispy Kreme Manufacturing & Distribution, and Curtiss-Wright Controls. Mr. Roberson is a Certified Public Accountant in the state of North Carolina.

James T. Crawford, age 49, currently serves as President and Treasurer. Information regarding Mr. Crawford is included in the nominee profiles above.

Hal J. Shinn, age 45, has served as our Chief Technology Officer since August 2004.

Christopher J.C. Halligan, age 43, served as our Chief Executive Officer from September 2007 until his voluntary resignation became effective on May 29, 2009.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board

All directors are expected to make every effort to attend meetings of the Board, assigned committees, and annual meetings of shareholders.

All directors attended all of the Board meetings and assigned committee meetings during the fiscal year ended December 31, 2009. During fiscal 2009, the Board held 19 meetings, the Compensation Committee held 2 meetings, the Audit Committee held 4 meetings, and the Executive Leadership Committee held 6 meetings. The Nominating and Governance Committee and the Compliance Committee conducted business during Executive Leadership Committee and Board meetings. All of our directors in office at the time of the 2009 Annual Meeting of Shareholders, except for Messrs. Berman and Lahti, attended that meeting.

Independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Nominating and Governance Committee or the Chairman of the Board will preside at each executive session, unless the independent directors determine otherwise. During fiscal 2009, Mr. Berman, as Chairman of the Board, presided at each of the executive sessions.

Shareholder Communications with Directors

Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o Corporate Secretary, 1150 Crews Road, Suite F, Matthews, North Carolina 28105. Any communication so received will be processed by the Secretary and conveyed to the member(s) of the Board named in the communication or to the Board, as appropriate, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

Procedures for Reporting Complaints about Accounting and Auditing Matters
The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting, auditing, or other matters. Employees or third parties may report their concerns by calling the PokerTek, Inc. Values Line, an anonymous third-party hotline service operated by Global Compliance Services, at 888-475-8376.

Upon receipt of a complaint relating to the matters set forth above, Global Compliance will promptly notify the Chief Financial Officer and the Audit Committee. If the matter involves the Chief Financial Officer, he would not be notified of the complaint. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third-party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. This procedure for reporting complaints about accounting and auditing matters is available at www.pokertek.com or may be obtained by contacting our Investor Relations Department at our address set forth above.

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market LLC, our Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. Berman, Lahti and Lomax are independent under these NASDAQ listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of PokerTek, Inc. In making these determinations, the Board reviewed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Each of the members of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee also has been determined by the Board to be independent under applicable NASDAQ listing standards and, in the case of the Audit Committee, under the independence requirements established by the Securities and Exchange Commission.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics to provide guidance on sustaining our commitment to high ethical standards. The code applies to employees, officers, directors, agents, representatives, consultants, advisors and independent contractors of PokerTek. We will disclose any waivers of the code applicable to our directors or named executive officers on a Form 8-K as required by NASDAQ listing standards or applicable law. Any waivers of the code for named executive officers or directors may be made only by the Board or by a Board committee. To date, no waivers have been requested or granted. A copy of this code is available at www.pokertek.com.

Board Leadership Structure and Role in Risk Oversight

The Company’s Board is composed of five directors, three of whom are considered “independent.” The Board delegates certain duties as described below to its Audit, Nominating and Governance, Compensation, and Compliance Committees. We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board is responsible for leading the Board in the execution of its fiduciary duties. The Chairman presides over meetings of the full Board. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board of Directors. The Audit Committee periodically reviews enterprise-wide risk management, which focuses primarily on financial and accounting, legal and compliance, and other risk management functions. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Compliance Committee reviews risks associated with gaming control and regulation. The full Board of Directors considers strategic risks and opportunities and regularly receives reports from the committees regarding risk oversight in their areas of responsibility.

Board Committees

The Board maintains five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, and the Executive Leadership Committee. Each committee operates under a written charter, except the Executive Leadership Committee, and reports regularly to the Board. The Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Compliance Committee must be composed of no fewer than three members, at least a majority of whom must satisfy membership requirements imposed by NASDAQ listing standards, as applicable, and the applicable committee charter.

Audit Committee
The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter and is appointed by the Board to (i) assist the Board in monitoring and ensuring: (a) the integrity of our financial statements; (b) our compliance with legal and regulatory requirements; (c) the qualifications, compensation and independence of our independent registered public accounting firm; and (d) the performance of our internal audit function and our independent registered public accounting firm; (ii) prepare the report required to be prepared by the Audit Committee under SEC rules; and (iii) oversee our accounting and financial reporting processes and the audits of the financial statements of PokerTek. The current members of the Audit Committee are Messrs. Berman, Lahti and Lomax. Mr. Lahti serves as chairman of the Audit Committee. None of Messrs. Berman, Lahti and Lomax is an employee of PokerTek and each has been determined to be independent under applicable listing standards of The NASDAQ Stock Market, LLC and applicable SEC rules. In addition, the Board has examined the SEC’s definition of “audit committee financial expert” and determined that Mr. Lahti satisfies this definition. See “Report of the Audit Committee.” A copy of this Committee’s charter is available at www.pokertek.com.

Compensation Committee
The Compensation Committee is responsible for evaluating the compensation policies and programs of PokerTek and approving director and officer compensation plans. In fulfilling its duties, the Compensation Committee has the authority to, among other things: (i) review and approve corporate goals and objectives relevant to executive compensation; (ii) review and approve salary and incentives, employment agreements, severance agreements, change in control agreements and any special supplemental benefits, as appropriate, for the Chief Executive Officer and other senior executives of PokerTek; (iii) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; and (iv) adopt, administer, approve and ratify awards made under incentive compensation and stock plans. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors. See “Compensation Discussion and Analysis” for further discussion, including the role of named executive officers in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee has the authority to obtain advice and assistance from both internal and external advisors, including compensation consultants, although the Compensation Committee did not elect to retain a compensation consultant to assist with determining executive compensation during 2009. In addition, although the Compensation Committee may delegate authority to subcommittees to fulfill its responsibilities when appropriate, no such authority was delegated during 2009. The current members of the Compensation Committee are Messrs. Berman, Lomax and Lahti. Mr. Berman serves as chairman of the Compensation Committee. None of Messrs. Berman, Lomax and Lahti is an employee of PokerTek and each is independent under existing NASDAQ listing standards. A copy of this Committee’s charter is available at www.pokertek.com.

Nominating and Governance Committee
The Nominating and Governance Committee operates under a written charter and is appointed by the Board to: (i) assist the Board in identifying individuals qualified to become Board members; (ii) recommend to the Board the director nominees for the next annual meeting of shareholders; and (iii) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to us. The Nominating and Governance Committee also oversees evaluations of executive management and is responsible for reviewing and making recommendations to the Board regarding our responses to any shareholder proposals. The current members of the Nominating and Governance Committee are Messrs. Berman, Lomax and Lahti. Mr. Berman serves as chairman of the Nominating and Governance Committee. None of Messrs. Berman, Lomax and Lahti is an employee of PokerTek, and each is independent under existing NASDAQ listing standards. The Nominating and Governance Committee will consider written nominations of candidates for election to the Board properly submitted by shareholders. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2011 Annual Meeting.” A copy of this Committee’s charter is available at www.pokertek.com.

Compliance Committee
The Compliance Committee is responsible for identifying and evaluating situations involving PokerTek or its affiliates to ensure that none will have a negative effect upon the objectives of gaming control. Our committee has at least three members appointed by our Board, and at least one member must be knowledgeable regarding Nevada gaming regulations. The Compliance Committee must include our Compliance Officer and at least one independent director. The Compliance Committee reports to the Board and advises the Board if any activities, after investigation, are inappropriate. The Compliance Committee is responsible for determining that all transactions involving gaming devices and gaming equipment are with licensed customers, where required, and for reporting to the Board regarding material litigation, material loans or extensions of credit, transactions meeting certain thresholds, and material loans made by PokerTek and its affiliates other than for PokerTek’s or the affiliate’s benefit. Further, the Committee requires that appropriate background checks be conducted on persons with whom the Company transacts business. The Committee annually reviews the list of PokerTek’s shareholders. The members of the Compliance Committee are Mark Roberson, Chairman of the Committee; James Crawford, Compliance Officer; and Lyle Berman, Director.

Executive Leadership Committee
The Executive Leadership Committee was established in 2009 to provide Board-level guidance to the Company’s executives and to assist with the CEO transition. The Committee meets periodically with Mark Roberson, CEO and CFO, and James Crawford, President, to review the Company’s performance and address areas of concern. The members of the Executive Leadership Committee are Joe Lahti, Chairman of the Committee; Lyle Berman, Director; Arthur Lomax, Director; and Gehrig White, Director.

Procedures for Director Nominations

Members of the Board are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of our business. The Nominating and Governance Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board. In considering possible candidates for election as director, the Nominating and Governance Committee is guided by the following standards:

(1)	Each director should be an individual of the highest character and integrity;

(2)	Each director should have substantial experience that is of particular relevance to PokerTek;

(3)	Each director should have sufficient time available to devote to the affairs of PokerTek; and

(4)	Each director should represent the best interests of the shareholders as a whole rather than special interest groups.

We also consider the following criteria, among others, in our selection of directors:

(1)	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

(2)	Diversity of viewpoints, backgrounds, experiences and other demographics; and

(3)
The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of PokerTek.

The Nominating and Governance Committee evaluates suggestions concerning possible candidates for election to the Board submitted to us, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Governance Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Nominating and Governance Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the charter and under applicable laws, rules or regulations and make a recommendation to the Board. The Board, taking into consideration the recommendations of the Nominating and Governance Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies. The Nominating and Governance Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates.

As noted above, the Nominating and Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, our bylaws, and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to us for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name and address; age; principal occupation during the past five years; current directorships on publicly held companies and registered investment companies; and number of shares of our common stock owned, if any. In addition, under our bylaws, a shareholder’s written notice regarding a proposed nominee must include (in addition to any information required by applicable law or the Board): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; (v) a representation that the shareholder is a holder of record of shares of PokerTek entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal; and (vi) a consent signed by each nominee to serve as a director if elected. Certain specific notice deadlines also apply with respect to submitting director nominees. See “Proposals for 2011 Annual Meeting.”

No candidates for director nominations were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting. Any shareholder desiring to present a nomination for consideration by the Nominating and Governance Committee prior to the 2011 Annual Meeting must do so in accordance with our bylaws and policies. See “Proposals for 2011 Annual Meeting.”

Report of the Audit Committee

Each member of the Audit Committee is an independent director under existing NASDAQ listing standards and SEC requirements. In addition, the Board of Directors has determined that Mr. Lahti is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee has reviewed and discussed the audited financial statements with management and with McGladrey & Pullen, LLP, our independent public accounting firm. The Audit Committee has also discussed the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T with McGladrey & Pullen, LLP.

The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with McGladrey & Pullen, LLP that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PokerTek’s Annual Report on Form 10-K for the year ended December 31, 2009 that was filed with the SEC and appointed McGladrey & Pullen, LLP to serve as PokerTek’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Joseph J. Lahti, Chairman
Lyle A. Berman
Arthur L. Lomax

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other PokerTek filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PokerTek specifically incorporates the Report of the Audit Committee by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the named executive officers of the Company. The Committee is composed of independent directors as defined in The NASDAQ Stock Market LLC listing standards. The Committee also has oversight responsibility for our annual incentive plans, stock option plans, and other benefit plans for our named executive officers.

Compensation Philosophy and Objectives

Our compensation objective is to align the interests of our officers, directors, and employees with those of our shareholders while conserving cash and executing our growth strategies. We intend to maintain cash compensation at rates that are generally below market when compared with other more mature companies. We also intend to provide employees with rates of equity compensation that are generally above market when compared with other companies. To maintain emphasis on non-cash compensation, we have not established management bonus plans or implemented other cash-based incentives. However, discretionary bonuses may be used to reward outstanding performance and achievement of the Company’s objectives.

As the Company’s financial performance and cash flows improve, we intend to reevaluate the mix of cash and non-cash compensation with the ultimate goal of meeting market averages for cash and non-cash compensation.

Elements of Compensation

Our executive compensation program is composed of cash compensation in the form of base salary and discretionary bonuses and non-cash compensation in the form of stock options and restricted or unrestricted common shares. In establishing the equity component of our executive compensation program, we considered the effects of Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R), which requires us to currently expense an estimated fair value of equity compensation. The Compensation Committee believes that the combination of cash compensation and equity compensation is important to align the interests of our named executive officers with those of our shareholders and provides an effective motivational tool at this stage of the Company’s growth.

The Compensation Committee typically reviews base salaries and considers awards of discretionary cash bonuses and equity-based compensation at least once per fiscal year. During 2009, our Chief Executive Officer presented the Compensation Committee and the Board of Directors with a forecast of our performance for the current year, a comparison of compensation to other public companies, and made recommendations regarding annual base salaries and discretionary bonus payments for our named executive officers. In evaluating the compensation and benefits for 2009, the Committee considered data representing compensation and other benefits provided to corporate positions of other companies engaged in the gaming industry, as well as in other non-gaming public companies. In addition, the Committee considered other relevant market data, as well as the specific revenues, earnings, cash flows and market position of the Company. The Compensation Committee considered the recommendations of the Chief Executive Officer, as well as the results of its review of relevant compensation data in determining executive officer compensation for 2009. Mr. Crawford, who serves as our President and is also a member of the Board of Directors, does not make any recommendations or participate in any decisions regarding his own compensation.

Mr. Roberson and Mr. Crawford have employment agreements with certain severance provisions and accelerated vesting of options upon termination of employment, as discussed in more detail under “Employment Agreements with Executive Officers.”

Annual Cash Compensation

The Compensation Committee establishes the annual base salaries of our named executive officers and bases adjustments to those base salaries on subjective evaluations of each individual’s performance. The Compensation Committee’s evaluation is based on non-quantitative factors, such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers at comparable companies, the performance of each executive officer during the prior calendar year, the Company’s performance during the prior calendar year, and the recommendations submitted to the Compensation Committee.

For 2009, Messrs. Roberson and Crawford each had base salaries of $160,000. Consistent with the Company’s compensation philosophy, the Compensation Committee elected to leave these base salaries unchanged from prior years and not to award any discretionary cash bonuses. Both management and the Compensation Committee share the belief that increased cash compensation would not represent the best use of the Company’s resources at the current time.

Long-Term Equity Compensation

We believe that an appropriate level of equity-based compensation is part of a balanced and effective compensation program designed to align the interests of our named executive officers with those of our shareholders. Our long-term compensation program has been based on awards of options to purchase our common stock. The Compensation Committee grants option awards based on both its subjective evaluation of each executive officer’s performance and recommendations submitted by our Chief Executive Officer. The Compensation Committee also considers prior awards of equity-based compensation when deciding equity-based compensation awards in a particular year. All Compensation Committee decisions are aligned our compensation philosophy and favor non-cash compensation when practical.

Messrs. Roberson and Crawford were each awarded 137,500 options at an exercise price of $0.81 on September 11, 2009 as equity-based compensation in 2009.

Options of certain officers, directors, and employees were canceled and reissued in connection with the option repricing approved by the Shareholders at the September 3, 2009 Annual Shareholders’ Meeting. Pursuant to the option repricing plan, the Company entered into agreements with 10 option holders, including directors, officers, employees and consultants of the Company to issue 832,000 new incentive stock options and contemporaneously cancel an equal amount of outstanding incentive stock options held by the option holders. The new options which were issued at an exercise price of $0.81 per share of common stock, vest over a period of 3 years, and have an expiration date of September 11, 2019. Total incremental estimated compensation cost related to the exchanged stock options was $177,393 and was included in share-based compensation expense in the consolidated statements of operations in accordance with generally accepted accounting principles.

Mr. Roberson cancelled 75,000 stock options that were issued on December 31, 2007 at an exercise price of $7.75 and cancelled 40,000 stock options that were issued on March 31, 2008 at an exercise price of $3.81 and was issued 115,000 stock options on September 11, 2009 at an exercise price of $0.81. Mr. Shinn cancelled 75,000 stock options that were issued on August 31, 2004 at an exercise price of $2.67 and cancelled 15,000 stock options that were issued on March 31, 2006 at an exercise price of $11.96 and was issued 90,000 stock options on September 11, 2009 at an exercise price of $0.81. Mr. Berman cancelled 200,000 stock options that were issued January 1, 2005 at an exercise price of $2.67 and was issued 200,000 stock options on September 11, 2009 at an exercise price of $0.81. Mr. Lahti cancelled 50,000 stock options that were issued March 31, 2006 at an exercise price of $11.96 and was issued 50,000 stock options on September 11, 2009 at an exercise price of $0.81.

We also entered into new agreements in 2009 with each of our Board Members that provided for the payment of Board and Committee fees in shares of common stock or in cash. Consistent with our compensation philosophy, we believe that compensating our Board members in stock rather than in cash serves to conserve the Company’s resources while further aligning the interests of our Board with those of the Shareholders.

Employment Agreements with Executive Officers

We entered into employment agreements dated July 16, 2009 with Mark Roberson and James Crawford. Mr. Roberson was our Acting Chief Executive Officer, Chief Financial Officer, and Treasurer at the execution of the employment agreement; he was appointed Chief Executive Officer, Chief Financial Officer, and Treasurer on February 22, 2010. Mr. Crawford is our President and Secretary. The agreements have two-year terms.

Pursuant to the agreements, Messrs. Roberson and Crawford are entitled to receive base salaries of $160,000 per year, subject to our right to reduce their salaries in connection with a reduction of all of our employees’ salaries. Their salaries, however, may not be reduced by more than 20% in any single reduction or a series of reductions and may not be reduced for a period greater than 6 months. Any severance payments payable to either Mr. Roberson or Mr. Crawford will be based on his original base salary before any such reduction.

In connection with the execution of these agreements, Messrs. Roberson and Crawford received grants of options to purchase 137,500 shares of our common stock. If Mr. Roberson’s or Mr. Crawford’s employment is terminated by us for any reason except cause (as defined in the employment agreement) and he executes a general release with language acceptable to us on or before the effective date of termination, including within one year of a change of control, all stock options granted to him through the date of termination will vest immediately, and he will have one year from the date of termination to exercise those options. Messrs. Roberson and Crawford are also entitled to receive standard benefits generally available to other senior officers.

In the event we terminate Mr. Roberson’s or Mr. Crawford’s employment without cause (as defined in the employment agreement) or if either executive officer terminates his employment for good reason (as defined in the employment agreement, which includes relocation to a Company office more than 75 miles from Charlotte, North Carolina without his consent or a material change in his assigned duties), and upon execution of a general release, Mr. Roberson or Mr. Crawford is entitled to severance in the form of continuation of his base salary for 12 months. In addition, if Mr. Roberson or Mr. Crawford terminates his employment for good reason, he will be entitled to additional severance in the form of reimbursement of any COBRA payments during the 12-month period. If Mr. Roberson or Mr. Crawford is terminated for cause or if he voluntarily terminates his employment with us for any reason other than good reason (as defined in the employment agreement), he would not receive severance pay or any such other compensation.

In the event we terminate Mr. Roberson’s or Mr. Crawford’s employment within one year following a change of control, he is entitled to severance in the form of continuation of his base salary and benefits for 12 months.

We have also entered into a proprietary information and inventions agreement with Messrs. Roberson and Crawford that, among other things, (i) provides that Messrs. Roberson and Crawford will not disclose our proprietary information to any third party during their employment with us and thereafter, and (ii) requires that Messrs. Roberson and Crawford assign to us their right, title and interest to any and all inventions made or conceived during their employment with us. For a period of six months after termination of their employment, Messrs. Roberson and Crawford also would be required to inform us of all inventions made or conceived by them and, for a period of one year after termination of their employment, they would be required to inform us of all patent applications filed by them or on their behalf. In addition, for a period of one year after the termination of their employment with us they will not:

(1)	provide services to any of our competitors within the continental United States similar to those provided to us during his employment with us;

(2)
solicit or attempt to solicit any of our employees, independent contractors or consultants to terminate his or her relationship with us in order to become an employee, independent contractor or consultant of another entity; or

(3)	solicit or attempt to solicit any of our customers with whom they had contact as a result of his employment with us.

Messrs. Roberson and Crawford participated in the repricing of option grants. See “Long-Term Equity Compensation.”

Compensation Policies and Practices as They Relate to Risk Management

We believe the Company’s overall compensation practices and approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Several features of the Company’s programs reflect sound risk management practices. The Company believes it has allocated its compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking, because our significant weighting of compensation towards long-term incentive compensation discourages short-term risk taking. This is based on the Company’s belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders as a whole. The mix of equity award instruments used under the Company’s long-term incentive program that includes full value awards also mitigates risk. Finally, the multi-year vesting of the Company’s equity awards and its share ownership guidelines properly account for the time horizon of risk.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the corporate tax deduction to $1 million for compensation paid to certain executives of public companies. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes the goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the stock option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which stock options may be granted during a specified period. All members of the Compensation Committee qualify as outside directors within the meaning and as defined by Section 162(m) and the regulations thereunder. Historically, the combined salary and bonus of each of our named executive officers has been below this $1 million limit. The Compensation Committee’s present intention is to grant future compensation that does not exceed the limitations of Code Section 162(m).

Potential Payments upon Termination, Retirement, Severance, or Change in Control

The following provides the details of potential payments made to the named executive officers had we terminated the employment of a named executive officer without just cause or had a named executive officer terminated his employment with us for good reason as of December 31, 2009. None of the named executive officers has an agreement to receive any salary continuation, benefits continuation, or acceleration of equity in the event such named executive officer voluntarily terminates his employment with PokerTek or if that named executive officer is terminated by PokerTek for cause.

Name	Salary Continuation (1)	Benefits Continuation (2)	Value of Accelerated Unvested Equity(3)	Total

Mark D. Roberson	$160,000	$10,128	$-	$170,128

James T. Crawford	$160,000	$10,128	$-	$170,128

(1)	Salary continuation payments continue for 12 months.

(2)	Benefits continuation payments continue for 12 months in the form of reimbursement for COBRA premiums.

(3)
Because the closing price of our common stock on the NASDAQ Capital Market on December 31, 2009 was lower than the exercise price per share of each of the named executive officers' stock options for which the vesting would be accelerated, the stock options were valued at $0.

Summary Compensation Tables

The following table sets forth the total compensation of our Acting Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2009 and our two most highly compensated executive officers who were serving as such at December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Mark D. Roberson	2009	$160,000	$-	$80,720	$4,267	$244,987
Acting Chief Executive Officer, Chief Financial Officer and Treasurer	2008	$160,000	$-	$81,270	$4,267	$245,537

James T. Crawford	2009	$160,000	$-	$6,990	$4,267	$171,257
President and Secretary	2008	$160,000	$-	$-	$6,400	166,400

Hal J. Shinn	2009	$152,250	$-	$17,848	$4,060	$174,158
Chief Technology Officer	2008	$152,250	$-	$18,230	$6,090	$176,570

Christopher J.C. Halligan (3)	2009	$66,636	$-	$125,885	$-	$192,521
Former Chief Executive Officer	2008	$160,000	$-	$182,461	$-	$342,461

(1)
The amounts in the Option Awards column reflects the dollar amount of awards recognized for financial statement reporting purposes for the years ended December 31, 2009 and 2008. Mr. Roberson's amount includes 115,000 stock options repriced on September 11, 2009. Mr. Shinn's amount includes 90,000 stock options repriced on September 11, 2009. A discussion of the assumptions used in calculating these values may be found in Note 11 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The amounts in the All Other Compensation column consist of Company matching contributions to our 401(k) plan.

(3)	Mr. Halligan's voluntary resignation became effective on May 29, 2009.

The following table sets forth information regarding all individual grants of plan-based awards granted to named executive officers for the fiscal year ending December 31, 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)

Mark D. Roberson	September 11, 2009	137,500	$0.81		$85,250
	September 11, 2009	115,000	$0.81	(3)	$70,150

James T. Crawford	September 11, 2009	137,500	$0.81		$85,250

Hal J. Shinn	September 11, 2009	90,000	$0.81	(3)	$54,900

(1)	The exercise price was the closing market price of our common stock on the NASDAQ Capital Market on the grant date. The options vest in equal installments every six months over a three-year period.

(2)	See Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding our valuation assumptions with respect to stock option awards.

(3)	Messrs. Roberson and Shinn participated in the option repricing. Each cancelled an equivalent number of stock options to receive repriced options; see "Long-Term Equity Compensation."

The following table details all outstanding equity awards held by named executive officers at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date

Mark D. Roberson	-		115,000	(1)	$0.81	September 11, 2019
	-		137,500	(2)	$0.81	September 11, 2019

James T. Crawford	-		137,500	(2)	$0.81	September 11, 2019

Hal J. Shinn	75,000	(3)	-		$2.67	August 31, 2014
	20,000	(4)	-		$2.67	December 31, 2014
	-		90,000	(5)	$0.81	September 11, 2019

(1)
Mr. Roberson cancelled 75,000 stock options that were issued on December 31, 2007 at an exercise price of $7.75 and cancelled 40,000 stock options that were issued on March 31, 2008 at an exercise price of $3.81 and was issued 115,000 stock options on September 11, 2009 at an exercise price of $0.81.

(2)
These options were granted on 09/11/2009. The unexercisable portion of this option as of December 31, 2009 vests and becomes exercisable in equal installments on 03/11/2010, 09/11/2010, 03/11/2011, 09/11/2011, 03/11/2012, and 09/11/2012.

(3)	These options were granted on 08/31/04 and are fully vested and exercisable.

(4)	These options were granted on 12/31/04 and are fully vested and exercisable.

(5)
Mr. Shinn cancelled 75,000 stock options that were issued on August 31, 2004 at an exercise price of $2.67 and cancelled 15,000 stock options that were issued on March 31, 2006 at an exercise price of $11.96 and was issued 90,000 stock options on September 11, 2009 at an exercise price of $0.81.

DIRECTOR COMPENSATION

Effective July 1, 2009, we entered into Board Member Agreements with Lyle Berman, Joseph Lahti, Arthur Lomax, and Gehrig White. Pursuant to these agreements, for their service on the Board, each will receive annual compensation of $48,000, payable in quarterly installments of $12,000. In addition, Mr. Lahti will receive annual compensation of $60,000 for serving as Chairman of the Executive Leadership Committee, payable in quarterly installments of $15,000. At the Director’s election, such fees shall be payable either in cash or in shares of Company stock. In the event that such fees are paid in the form of common stock, the number of shares issued will be determined by dividing the dollar amount of such fees by the average closing price on the NASDAQ Capital Market of PokerTek common stock for the 10 business days preceding the end of the quarterly period; provided, however, that if such average price per share calculation is less than the closing bid price on the effective date of this agreement, such closing bid price on the date of this agreement shall be used.

Mr. Berman’s Board Member Agreement incorporated the terms of an earlier agreement that provided him with equity compensation in form of an option to purchase 200,000 shares of our common stock at $2.67 per share. Mr. Berman participated in the 2009 option repricing; he now holds options to purchase 200,000 shares of common stock at $0.81 per share. See “Long-Term Equity Compensation.”

Mr. Lahti’s Board Member Agreement incorporated the terms of an earlier Non-Employee Director Stock Option Agreement that provided him a one-time grant of a nonqualified option for 50,000 shares of our common stock at $11.96 per share. Mr. Lahti participated in the 2009 option repricing; he now holds options to purchase 50,000 shares of common stock at $0.81 per share. See “Long-Term Equity Compensation.”

Mr. White was no longer an at-will employee of the Company as of July 31, 2009, although he continues to serve as a member of our Board. In consideration of Mr. White’s services to the Company as a founder and employee, Mr. White is receiving a severance fee of $100,000, payable in 12 monthly installments of $8,333.33 and COBRA payment reimbursement for 12 months.

See “Related Person Transactions” for information regarding the Indemnification Agreements we entered into in 2009 with Messrs. Berman, Lahti, Lomax, and White.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	(1)	Option Awards	(2)	All Other Compensation		Total

Joseph J. Lahti	$25,000		$43,878		$54,000	(3)	$122,878

Arthur L. Lomax	$18,000		$-		$24,000	(4)	$42,000

Lyle A. Berman	$-		$12,858		$24,000	(5)	$36,858

Gehrig H. White	$24,000		$-		$101,810	(6)	$125,810

(1)
Mr. Lahti and Mr. Lomax received these amounts as retainers for their service on the Board during January - July 2009 pursuant to agreements prior to their July 1, 2009 Board Agreements. Mr. White received this amount as a retainer for his service on the Board from July - December 2009 pursuant to his July 1, 2009 Board Agreement.

(2)
The amounts in the Option Awards column reflect the dollar amount of awards recognized for financial reporting purposes for the year ended December 31, 2009 in accordance with ASC 718, disregarding the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values may be found in Note 11 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
The amount in the All Other Compensation column for Mr. Lahti consists of Q3-09 and Q4-09 Board Member and Executive Leadership Committee Chair fees. Mr. Lahti receives $12,000 per quarter for his service on the Board and $15,000 per quarter for his service as Chairman of the Executive Leadership Committee. As Mr. Lahti elected to have these fees paid in shares of PokerTek's common stock, Mr. Lahti received 27,273 shares as payment for Q3-09 fees and 34,615 shares as payment for Q4-09 fees.

(4)
The amount in the All Other Compensation column for Mr. Lomax consists of Q3-09 and Q4-09 Board Member fees. Mr. Lomax receives $12,000 per quarter for his service on the Board. As Mr. Lomax elected to have these fees paid in shares of PokerTek's common stock, Mr. Lomax received 12,121 shares as payment for Q3-09 fees and 15,385 shares as payment for Q4-09 fees.

(5)
The amount in the All Other Compensation column for Mr. Berman consists of Q3-09 and Q4-09 Board Member fees. Mr. Berman receives $12,000 per quarter for his service on the Board. As Mr. Berman elected to have these fees paid in shares of PokerTek's common stock, Mr. Berman received 12,121 shares as payment for Q3-09 fees and 15,385 shares as payment for Q4-09 fees.

(6)
The amount in the All Other Compensation column for Mr. White consists of earnings as an employee of the Company through July 31, 2009, severance payments from August - December 2009, and COBRA payment reimbursements from August - December 2009.

Messrs. Lomax and White received no stock option grants in 2009, and Mr. Berman received no cash compensation in 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act and the rules thereunder of the Securities and Exchange Commission require the Company’s Directors, Officers, and beneficial owners of more than 10% of the Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Securities and Exchange Commission regulations require that the Company be furnished with copies of these reports. Personnel of the Company generally prepare these reports on behalf of the Directors and Officers on the basis of information obtained from each Director and Officer. Based solely on a review of these reports and on such information from the Directors and Officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act to be filed during the year ended December 31, 2009 were filed on time.

Policies and Procedures for Review and Approval of Related Person Transactions

The Audit Committee reviews statements of related parties required to be disclosed in the proxy statement. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

As required under the Audit Committee Charter, our Audit Committee is responsible for reviewing and approving all related party transactions for potential conflict of interest situations. A related party transaction refers to transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Related Person Transactions

In February 2007, Crawford White Investments, LLC, an entity owned and controlled by Gehrig White and James Crawford, purchased the building in which we lease space. The initial terms of our lease were negotiated at arms’ length, and the terms of our existing lease were not modified upon this change in building ownership. On June 1, 2009 we renegotiated the terms of our lease with Crawford White Investments, LLC; rent expense for the aggregate lease space was adjusted to $12,200 per month with a $2,000 per month prorated lease-breakage fee. Rent expense for the aggregate leased space for the year ended December 31, 2009 was $188,900, and as of March 31, 2010, we have paid $42,600 in rent for the aggregate leased space to Crawford White Investments, LLC.

On March 24, 2008, we entered into a loan agreement with Lyle Berman, James Crawford, Arthur Lomax, and Gehrig White. Messrs. Crawford, Lomax, and White are the founders of the Company. Each of the lenders is also a member of our board of directors, with Mr. Berman serving as Chairman and Mr. White serving as Vice Chairman. Upon closing, the lenders loaned us $2.0 million, and we issued the lenders a promissory note in the principal amount of $2.0 million. The loan bears interest at an annual rate of 13% with all unpaid principal and interest payable on March 24, 2010. We will pay interest on a monthly basis and the loan may be repaid prior to maturity without penalty. The loan contains no restrictive covenants and is collateralized by security interests in all of our PokerPro systems deployed in North America and on cruise ships as of December 31, 2007.

On July 9, 2009, the loan was modified to provide that monthly interest payments may be made, at the election of the holder, in common stock of PokerTek pursuant to a formula or cash. In addition, the maturity date of the promissory note was extended to March 21, 2012. On September 10, 2009, the loan was amended to allow Messrs. Berman, Crawford, and Lomax to convert all or a portion of their loans to common stock. Mr. Berman converted $500,000 and received 602,410 shares of the Company’s common stock; Mr. Crawford converted $500,000 and received 602,410 shares; and Mr. Lomax converted $200,000 and received 240,964 shares. Mr. Lomax retains a security interest in 15% of the loan’s collateral. All other provisions of the March 24, 2008 loan agreement and July 9, 2009 modification remain in place. During 2009, the Company made $150,012 in aggregate interest payments in cash and issued 56,086 shares of stock in payment of interest.

On July 1, 2009, we entered into Indemnification Agreements with Joseph Lahti, Director, Arthur Lomax, Director, James Crawford, President and Director, Gehrig White, Director, and Mark Roberson, Acting Chief Executive Officer and Chief Financial Officer, which provide for (i) indemnification against their personal liability to the fullest extent permitted by law and (ii) advancement of related expenses to them, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding. We entered into an Indemnification Agreement with Lyle Berman, Chairman of the Board, in January 2005.

On January 15, 2010, we terminated our international distribution rights agreement (the “Distribution Agreement”) with Aristocrat International Pty. Limited and its affiliates (collectively, “Aristocrat”). We entered the original Distribution Agreement with Aristocrat on January 20, 2006 and redefined the Distribution Agreement on November 24, 2008. Aristocrat International Pty. Limited is a wholly owned subsidiary and affiliate of Aristocrat Leisure Limited, a leading global provider of gaming solutions that focuses primarily on video slot machines, progressive systems and casino management systems. Aristocrat owns approximately 13% of our outstanding common stock.

Aristocrat purchased PokerPro systems manufactured by the Company and paid the Company a portion of the license fees received from each customer in connection with Aristocrat’s licensing of the PokerPro system. License fees and equipment sales to Aristocrat of $487,795 and $250,787, respectively, were recorded in 2009, while $608,724 and $3,777,862, respectively, were recorded during 2008. As of December 31, 2009 and 2008, accounts-receivable balances totaling $150,448 and $114,053, respectively, were due from Aristocrat.

On April 8, 2010, the Company announced it had entered into agreements to sell 536,137 shares of common stock in a private placement to accredited investors at an aggregate purchase price of $260,000. Four officers and directors purchased 267,644 shares at current market prices. Lyle Berman, Chairman of the Board, purchased 102,041 shares at $0.49 per share. Joseph Lahti, Director, purchased 51,020 shares at $0.49 per share. James Crawford, Director and President, purchased 52,083 shares at $0.48 per share. Mark Roberson, Chief Executive Officer and Chief Financial Officer, purchased 62,500 shares at $0.48 per share.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2010 by (a) each person known by us to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director, (c) the named executive officers (as defined in “Summary Compensation Table”), and (d) all current directors and named executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of March 31, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise noted, the address of all listed shareholders is c/o PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, North Carolina 28105.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Directors and Executive Officers:
Gehrig H. White	2,129,400	(1)	15.12%
James T. Crawford	1,782,887	(2)	12.66%
Lyle A. Berman	1,338,294	(3)	9.50%
Arthur L. Lomax	654,616	(4)	4.65%
Hal J. Shinn	110,000	(5)	*
Joseph J. Lahti	68,221	(6)	*
Mark D. Roberson	45,584	(7)	*
All directors and executive officers as a group (7 persons)	6,129,002		43.53%

5% Shareholders:
GHW Enterprises, LLC	1,829,900	(8)	13.00%
Aristocrat International Pty. Limited	1,807,545	(9)	12.84%
Lyle A. Berman	1,304,961		9.27%
Crawford Ventures, LLC	1,148,610	(10)	8.16%

* Indicates less than one percent

(1)
Consists of 299,500 shares of common stock owned by Mr. White and 1,829,900 shares of common stock owned by GHW Enterprises, LLC, which is controlled by Mr. White. Mr. White has sole voting and dispositive power with respect to all of the shares of common stock.

(2)
Consists of 611,360 shares of common stock and 22,917 presently exercisable options to purchase our common stock owned by Mr. Crawford and 1,148,610 shares of common stock owned by Crawford Ventures, LLC, which is controlled by Mr. Crawford. Mr. Crawford has sole voting and dispositive power with respect to all of the shares of common stock.

(3)
Includes 1,304,961 shares of common stock and 33,333 presently exercisable options to purchase our common stock owned by the Lyle A. Berman Revocable Trust and the Lyle A. Berman IRA, for which Mr. Berman serves as trustee and with respect to which Mr. Berman has sole voting and dispositive power.

(4)
Consists of 595,236 shares of common stock owned by Mr. Lomax, with respect to which he has sole voting and dispositive power and 59,380 shares of common stock owned by Charitable Remainder Unitrust, for which Mr. Lomax shares voting power with Larry Swartz.

(5)	Consists of presently exercisable options to purchase our common stock.

(6)	Consists of 62,888 shares of common stock owned by Mr. Lahti and 8,333 presently exercisable options to purchase our common stock.

(7)	Consists of 3,500 shares of common stock owned by Mr. Roberson and 42,084 presently exercisable options to purchase our common stock.

(8)
The address of GHW Enterprises, LLC is 6207 Glynmoor Lakes Drive, Charlotte, North Carolina 28277. Gehrig H. White, as manager, controls GHW Enterprises, LLC and has sole voting and dispositive power with respect to the shares of common stock held by GHW Enterprises, LLC.

(9)
Consists of shares of common stock for which voting and dispositive power is shared by Aristocrat International Pty. Limited and Aristocrat Leisure Limited. The address of each of Aristocrat International Pty. Limited and Aristocrat Leisure Limited is Building A, Pinnacle Office Park, 85 Epping Road, North Ryde, NSW 2113, Australia. Information reported is based on information provided by Aristocrat International Pty. Limited on April 28, 2010.

(10)
The address of Crawford Ventures, LLC is 5237 Lancelot Drive, Charlotte, North Carolina 28270. James T. Crawford, as manager, controls Crawford Ventures, LLC and has sole voting and dispositive power with respect to the shares of common stock held by Crawford Ventures, LLC.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2009 relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under the equity compensation plan (excluding securities reflected in column(a)) (2)
	(a)	(b)	(c)

Equity compensation plan approved by security holders	2,265,135	$2.32	829,115

Equity compensation plan not approved by security holders	-	-	-

Total	2,265,135	$2.32	829,115

(1)	The exercise prices for outstanding options granted to employees range from $2.67 to $11.96 per share. All warrants have an exercise price of $0.50 per share.

(2)	In addition to being available for future issuance upon exercise of stock options, our Stock Incentive Plans provide for the issuance of restricted stock awards and other stock-based awards.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed McGladrey & Pullen, LLP to audit the financial statements of PokerTek for the fiscal year ending December 31, 2010. McGladrey & Pullen, LLP has served as our independent registered public accounting firm continuously since March 2005. A representative from McGladrey & Pullen, LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law, we desire to solicit such ratification as a matter of good corporate governance. If the appointment of McGladrey & Pullen, LLP is not approved by a majority of the shares cast at the annual meeting, we will consider the appointment of other independent registered public accounting firms for the fiscal year ending 2010.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
McGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2010.

Disclosure about Fees

The following table shows the aggregate fees that we paid or accrued for the audit and other services provided by McGladrey & Pullen, LLP for fiscal years 2009 and 2008.

	2009	2008
Audit Fees	$161,350	$159,095
Audit-Related Fees	-	-
Tax Fees	48,115	86,055
All Other Fees	-	-
Total	$209,465	$245,150

Audit Fees. This category includes fees for (i) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; and (ii) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees: This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under the caption “Audit Fees.” We did not pay any audit-related fees to McGladrey & Pullen, LLP for the fiscal years 2009 and 2008.

Tax Fees. This category consists of professional services rendered by McGladrey & Pullen, LLP for tax compliance, planning, return preparation, research, and advice.

All Other Fees. This category includes the aggregate fees for products that are not reported under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” We did not pay any other fees to McGladrey & Pullen, LLP for the fiscal years 2009 and 2008.

The Audit Committee has considered the compatibility of the non-audit-related services performed by and fees paid to McGladrey & Pullen, LLP in fiscal year 2009 and the proposed non-audit related services and proposed fees for fiscal year 2009 and the possible effect of the performance of such services and payment of such fees on the independence of McGladrey & Pullen, LLP. All audit and non-audit services were approved by the Audit Committee either specifically or in accordance with the Audit Committee’s pre-approval policies and procedures prior to such services being rendered.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires the Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (and any non-audit service provided by any other accounting firm) prior to the performance of each such service.

PROPOSAL 3 – AMENDMENT TO POKERTEK’S RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Our Board of Directors has approved, and is hereby soliciting shareholder approval of, an amendment to our Restated Articles of Incorporation to effect a reverse stock split at a ratio of not less than one-for-two and not more than one-for-seven. A copy of the amendment is attached as Appendix A hereto (the “Reverse Stock Split”).

A vote FOR this Proposal will constitute approval of the Reverse Stock Split and (i) will provide for the combination of any whole number of shares of common stock between and including two and seven shares into one share of common stock and (ii) will grant our Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented. If shareholders approve this proposal, our Board of Directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the shareholders, to select one of the approved Reverse Stock Split ratios and effect the approved reverse stock split by filing the Reverse Stock Split with the Secretary of State of the State of North Carolina at any time after the approval of the Reverse Stock Split. If the Reverse Stock Split has not been filed with the Secretary of State of the State of North Carolina by the close of business on March 15, 2011, the Board of Directors will have no authority to effect the Reverse Stock Split. Except for any changes as a result of the treatment of fractional shares, each shareholder will hold the same percentage of common stock outstanding immediately after the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Our Board of Directors believes that shareholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split. If the shareholders approve this Proposal, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split is in PokerTek’s and its shareholders’ best interests at that time. In connection with any determination to effect the Reverse Stock Split, the Board will set the time for such a split and select a specific ratio within the range. These determinations will be made by the Board of Directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

Our Board of Directors reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of PokerTek and its shareholders.

Background and Reasons for the Reverse Stock Split

Our common stock trades on the NASDAQ Capital Market. That exchange has a minimum $1.00 bid price rule for continued listing. Recently, our shares have traded below $1.00. If we do not increase our share price above $1.00 we may be delisted from the NASDAQ Capital Market. On March 16, 2010, NASDAQ made a Staff Determination that because our common stock had not traded for 10 consecutive days during the 180 day period from September 15, 2009 to March 15, 2010 at or above $1.00 per share our common stock would be delisted from the NASDAQ Capital Market, subject to our right to appeal this determination to a Hearings Panel. We appealed the Staff’s Determination and presented our plan to regain compliance with the bid price rule within a time period to be granted by the Hearing Panel. Part of our plan may include the Reverse Stock Split.

Our common stock will continue to be listed on the NASDAQ Capital Market during the pendency of our appeal. In the event that we are not successful in our appeal, PokerTek’s common stock may be eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

The purpose of the Reverse Stock Split is to increase the per share trading value of our common stock. Our Board of Directors intends to effect the proposed Reverse Stock Split only if the implementation of a reverse stock split is determined by the Board of Directors to be in the best interests of PokerTek and its shareholders. Our Board of Directors may exercise its discretion not to implement the Reverse Stock Split.

Impact of the Reverse Stock Split, if Implemented

If approved and effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our common stock. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in PokerTek, except for any changes as a result of the treatment of fractional shares. No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Stock Split will receive one whole share of PokerTek, Inc. common stock in lieu of the fraction.

The principal effects of the Reverse Stock Split will be that:

—
depending on the ratio for the Reverse Stock Split selected by our Board of Directors, each two or seven shares of common stock owned by a shareholder, or any whole number of shares of common stock between two and seven as determined by the Board of Directors, will be combined into one new share of common stock;

—
the number of shares of common stock issued and outstanding will be reduced from approximately 14,617,180 shares to a range of approximately 7,308,590 shares to 2,564,038 shares, depending upon the Reverse Stock Split ratio selected by the Board of Directors;

—
based upon the Reverse Stock Split ratio selected by our Board of Directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards upon exercise immediately preceding the Reverse Stock Split; and

—
the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the Reverse Stock Split ratio selected by our Board of Directors.

The table below illustrates the effect, as of June 1, 2010, of a Reverse Stock Split at certain ratios on (i) the shares of common stock outstanding and reserved for issuance and (ii) the resulting number of shares of common stock available for issuance:

	Shares of Common Stock Outstanding plus Shares of Common Stock Reserved for Issue	Total Authorized Shares of Common Stock	Shares of Common Stock Available for Issuance (% of total authorized)

Two-for-one stock split is approved	8,974,133	100,000,000	91.03%
Four-for-one stock split is approved	4,487,066	100,000,000	95.51%
Seven-for-one stock split is approved	2,564,038	100,000,000	97.44%

Certain Risks Associated with the Reverse Stock Split

If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will also be based on performance and other factors, which are unrelated to the number of shares outstanding.

There can be no assurance that the Reverse Stock Split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

Because the number of issued and outstanding shares of common stock would decrease as result of the Reverse Stock Split, the number of authorized but unissued shares of common stock would increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current shareholders would be diluted, possibly substantially.

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of PokerTek with another company.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Some investors may interpret the Reverse Stock Split as a signal that PokerTek lacks confidence in its ability to increase its stock price naturally.

There can be no assurances that NASDAQ will not pursue a delisting of PokerTek’s stock on grounds other than the minimum share price requirement.

Our Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the Reverse Stock Split is determined by the Board of Directors to be in the best interests of PokerTek and its shareholders.

Effective Time

The proposed Reverse Stock Split would become effective as of 11:59 p.m., Eastern Time (the “Effective Time”), on the date of filing the Reverse Stock Split with the office of the Secretary of State of the State of North Carolina. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the shareholders, into one share of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors.

After the Effective Time, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our NASDAQ symbol wil remain PTEK.

Board Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved by our shareholders, it will be effected, if at all, only upon a determination by our Board of Directors that the Reverse Stock Split (at a ratio determined by the Board of Directors as described above) is in the best interests of PokerTek and the shareholders. The Board of Director’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our Board of Directors determines to effect the Reverse Stock Split, the Board of Directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the Reverse Stock Split. Instead, all fractional shares will be rounded up to the next whole share, and a certificate for that rounded up, post-split number will be issued.

Effect on Beneficial Holders of Common Stock

Upon the Reverse Stock Split, we intend to treat shares held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. If a shareholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.

Effect on Holders of Record of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a shareholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Effect on Certificated Shares

Shareholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates with a properly completed and executed letter of transmittal to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange Old Certificates.

Shareholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these shareholders are entitled.

 Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The Reverse Stock Split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SUCH SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH SHAREHOLDERS UNDER U.S. FEDERAL, STATE OR LOCAL TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE SOLICITATION BY THE COMPANY OF THE APPROVAL OF THE COMPANY’S SHAREHOLDERS OF THE REVERSE STOCK SPLIT; AND (C) SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect that may alter the tax consequences described below and could adversely affect shareholders). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

—	shareholders that are not U.S. holders;

—	mutual funds;

—	financial institutions;

—	insurance companies;

—	tax-exempt organizations;

—	brokers or dealers in securities or currencies;

—	persons whose functional currency is not the U.S. dollar;

—	traders in securities that elect to use a mark to market method of accounting;

—	persons who own more than 5% of our outstanding stock;

—	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction;

—	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation;

—	expatriates; and

—	shareholders who are subject to alternative minimum tax.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Reverse Stock Split to them.

This discussion does not address the tax consequences of the Reverse Stock Split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert or that a court would not sustain a position contrary to any of the tax consequences set forth below.

Holders of our common stock are urged to consult with their own tax advisors as to the tax consequences of the Reverse Stock Split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

—	a citizen or resident of the United States;

—	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

—	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

—
a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

A U.S. holder will not recognize any gain or loss as a result of the Reverse Stock Split.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the Reverse Stock Split should equal such shareholder’s aggregate tax basis in our common stock surrendered in the Reverse Stock Split. The holding period for the shares of our common stock received in the Reverse Stock Split generally should include the holding period for the shares of our common stock exchanged therefor.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE ALL OF OUR SHAREHOLDERS TO CONSULT WITH THEIR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO
POKERTEK’S RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to us at the following address: PokerTek, Inc., 1150 Crews Road, Suite F, Matthews, North Carolina 28105, Attention: Investor Relations Department or by calling (704) 849-0860. Any shareholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and telephone number.

PROPOSALS FOR 2011 ANNUAL MEETING

Under SEC regulations, any shareholder desiring to make a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be acted upon at the 2011 annual meeting of shareholders must present the proposal to us at our principal office in Matthews, North Carolina by January 10, 2011 for the proposal to be eligible for inclusion in our proxy statement.

In addition, if a shareholder desires to make a proposal from the floor during the annual meeting, but not have such proposal included in our proxy statement, our bylaws require that such shareholder deliver notice in accordance with Article 2, Section 6 of our bylaws to our principal executive offices not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Any such proposals must be made in accordance with the bylaws and any other applicable law, rule or regulation. A shareholder may obtain a copy of these standards and procedures from our Corporate Secretary. See “Corporate Governance Matters – Procedures for Director Nominations.” Accordingly, notice of a proposal to be made from the floor at the 2011 annual meeting of shareholders must be delivered no earlier than February 9, 2011 and no later than April 10, 2011 in order to be considered timely. A proxy may confer discretionary authority to vote on any matter at a shareholders’ meeting if we do not receive proper notice of the matter within the timeframes described above.

2009 ANNUAL REPORT ON FORM 10-K

Any shareholder wishing to receive, without charge, a copy of the Company’s 2009 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission should write to PokerTek, Inc., Attention: Investor Relations, 1150 Crews Road, Suite F, Matthews, North Carolina 28105. We will furnish any exhibit to our fiscal 2009 Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

INCORPORATION OF INFORMATION BY REFERENCE

The following information is incorporated by reference into this proxy statement from our Annual Report on Form 10-K for the year ended December 31, 2009, which constitutes our annual report to shareholders that accompanies this proxy statement:

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Item 7 of our Annual Report on Form 10-K;

•	“Quantitative and Qualitative Disclosures About Market Risk,” contained in Item 7A of our Annual Report on Form 10-K; and

•	“Financial Statements and Supplementary Data,” contained in Item 8 of our Annual Report on Form 10-K.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

By Order of the Board of Directors,

James T. Crawford
President and Secretary

Dated: May 19, 2010

APPENDIX A

Form of Articles of Amendment to the Restated Articles of Incorporation of PokerTek, Inc.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation:

1.	The name of the Corporation is PokerTek, Inc. and its Restated Articles of Incorporation were filed with the Secretary of State on August 4, 2005.

2.	Article 2 of the Corporation’s Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

2.	Capitalization.

a.
Authorized Shares. The number of shares of stock that the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, no par value (the “Common Stock”) and (ii) 5,000,000 shares of one or more classes of preferred stock, no par value, to be established by the Board of Directors of the Corporation as provided herein (the “Preferred Stock”) or one or more series within a class so established.

b.
Preferred Stock. The Board of Directors is expressly authorized to establish one or more classes of Preferred Stock or one or more series within a class of Preferred Stock by fixing and determining the preferences, limitations and relative rights, including dividend, liquidation, conversion, voting, redemption and other rights, preferences and limitations of the class or series of shares so established, as shall be stated and expressed in the resolution establishing such class or series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority to do so that is hereby expressly vested in it including, without limiting the generality of the foregoing, the following:

i.	the designation of such class or series;

ii.
the dividend rate, if any, thereof, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation or series within a class, and whether such dividends shall be cumulative or noncumulative;

iii.
whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

iv.	the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of such class or series;

v.
providing that the shares of such class or series may be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation and the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

vi.	the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote as a class, series or otherwise with respect to the election of directors or otherwise;

vii.	the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

viii.
the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than in the case of involuntary dissolution; and

ix.	any other preferences, limitations or relative rights of shares of such class or series consistent with this Article 2 and applicable law.

3.
Upon the effectiveness of these Articles of Amendment to the Restated Articles of Incorporation (the “Effective Time”), the shares of common stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) are reclassified into a smaller number of shares such that each two to seven (2 to 7) shares of issued common stock immediately prior to the Effective Time are reclassified as and combined into one share of common stock (the “New Common Stock”), the exact ratio within the two to seven (2 to 7) range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its books any purported transfer of any fractional share of New Common Stock. In lieu thereof, all fractional shares shall be rounded up to the next whole number of shares. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (including any additional whole shares that result from rounding up any fractional shares).

4.	The date of adoption of the amendment was June 22, 2010.

5.	The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

This 22 day of June, 2010.

PokerTek, Inc.

/s/ Mark D. Roberson
Mark D. Roberson
Chief Executive Officer and Chief Financial Officer